Exhibit 10.3

Autonomous Power Corporation

DBA Power.us

February 1, 2026

Brett Velicovich

[***]

Dear Brett:

On behalf of Autonomous Power Corporation, a Delaware corporation doing business under the name Power.us (the “Company”), it is my pleasure to offer you regular, full-time employment for the position of President and Chief Operating Officer and founding team member of the Company. Your employment is subject to the terms and conditions set forth in this letter.

In your capacity as President and Chief Operating Officer of the Company, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. In addition to performing such duties for the Company, you may be required to perform similar duties for the Company’s existing subsidiaries or affiliates, and/or any subsidiaries and/or affiliates which may be formed or acquired from time to time in the future, (collectively, all such subsidiaries and/or affiliates, including subsidiaries formed after the date hereof, shall be referred to as the “Company Affiliates”). You will report directly to Andrew Fox, the Chief Executive Officer of the Company. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

This offer is based on a start date of February 1, 2026 (the “Start Date”).

Your principal place of employment will be your home office, subject to business travel as needed to properly fulfill your employment duties and responsibilities. In accordance with Company policy, you will be eligible for reimbursement of approved, out-of-pocket expenses, to include but not limited to reasonable expenses incurred while on business travel. In consideration for your services, you will be paid an annual base salary of $350,000 (the “Base Salary”). In addition to the foregoing, you shall be eligible for an annual cash incentive award and participation in the Company’s equity incentive plan as approved by the Board or a committee thereof. The Base Salary shall be payable in accordance with payroll practices applicable to Company employees and subject to all withholdings and deductions as required by law.

Effective on the Start Date, during your employment you will be eligible to be paid for all Company recognized holidays as announced each year.

Effective on the Start Date, you will be eligible for paid time off (“PTO”) of 27 days annually, accrued in accordance with payroll practices applicable to Company employees. Your PTO will be provided in accordance with the Company’s current policy on PTO leave, including but not limited to the fact that you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

Effective on the Start Date, you will receive five (5) paid sick days to be used as needed during the calendar year in which your employment commenced. Thereafter, you will receive (5) paid sick days on January 1 of each year. In accordance with Company policy, unused sick days will be forfeited.

The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

The Company may only terminate your employment with the Company for Good Cause prior to the third anniversary of your Start Date. Thereafter, your employment will be at-will, meaning the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

If your employment with the Company is terminated for reasons other than your voluntary resignation, death, Disability (as defined below), or for Good Cause (as defined below), the Company agrees to: (i) pay you all previously earned but unpaid Base Salary, and (ii) pay you separation pay equal to (18) eighteen months of your then-current base salary (the “Separation Pay”).

Separation Pay will be paid in accordance with the Company’s regular payroll practices after the expiration of any applicable revocation period, unless otherwise required by law. All Separation Pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to Separation Pay will be subject to you executing, delivering, and not revoking a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees, in a form reasonably acceptable to the Company.

“Disability” means your inability to perform your essential job functions, with or without reasonable accommodation, due to your own physical or mental impairment for a period of more than 120 days, either consecutively or in aggregate within a period of 365 consecutive days, as determined by an independent physician selected and paid for by the Company.

“Good Cause” shall include, but not be limited to, the following: (i) any conduct by you involving moral turpitude; (ii) your commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude; (iii) any misconduct on your part in connection with your employment or in connection with or affecting the business of the Company or any of its subsidiaries and affiliates; (iv) any dishonesty by you, including failure to report to the Company the dishonesty of others; (v) any failure to abide by laws applicable to you in your capacity as an employee of the Company; (vi) any failure or refusal on your part to perform the duties under this letter or to obey lawful directives from your supervisors, if not remedied within five (5) business days after the Company providing notice thereof; (vii) your Disability; (viii) any violation of any policy or code of the Company or relating to equal employment opportunity, harassment, business conduct or conflict of interest; and (ix) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances.

You will not disclose or use at any time during the term of your employment with the Company and thereafter any Confidential Information (as defined below), whether or not such information is developed by you, except to the extent that such disclosure or use is required in the performance or exercise by you in good faith of (i) duties assigned to you under this letter agreement or otherwise by the CEO, (ii) rights as an employee, officer, director or shareholder of the Company or any of the Company Affiliates or (iii) rights under any agreement with the Company or any of the Company Affiliates. At all times, you will hold Confidential Information in strict confidence.

You will deliver to the Company at the termination of your employment, or at any time the Company may request, all memoranda, notes, plans, designs, records, reports, computer files and software and other documents and data (and copies thereof) that are Confidential Information or Work Product (as defined below) or information relating to the business of the Company or the Company Affiliates which you may then possess or have under your control. Upon request, you will also make available to the Company any smartphones or other devices on which you store Company information, so that the Company may remove such information.

As used in this letter agreement, the term “Confidential Information” means information belonging to the Company or any of the Company Affiliates that is not generally known or available to the public and that is used, developed or obtained by the Company or any of the Company Affiliates in connection with its or their current, future, or anticipated businesses, including without limitation (i) information, observations and data concerning its and their business and affairs, products or services, and fees, costs and pricing structures, (ii) designs, (iii) analyses, (iv) drawings, designs, photographs, artwork and reports, (v) computer software, including operating systems, applications and program listings, (vi) flow charts, manuals and documentation, (vii) databases, (viii) information concerning its accounting and business methods, (ix) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (x) other copyrightable works, (xi) all production methods, processes, technology and trade secrets, (xii) product and product candidate formulae and any trade secrets with respect to such products and product candidates and (xiii) all similar and related information in whatever form. Confidential Information may also include the information of third parties to which Company or any of the Company Affiliates are obligated to protect pursuant to a confidentiality agreement.

For purposes of this Employment Agreement, “Intellectual Property” means all intellectual and proprietary rights of any kind, whether existing now or in the future, whether registered or unregistered, and whether protectable under statute, common law, or otherwise, including without limitation: (a) inventions, discoveries, concepts, ideas, developments, improvements, innovations, and technology, whether or not patentable, together with all patents, patent applications, provisional applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, and foreign equivalents thereof; (b) software, firmware, source code, object code, algorithms, models, architectures, application programming interfaces (APIs), control logic, autonomy logic, navigation logic, flight control systems, safety systems, embedded systems, simulation environments, testing frameworks, and related documentation; (c) hardware designs, schematics, electrical and mechanical designs, CAD files, layouts, configurations, bill of materials, prototypes, manufacturing processes, tooling, calibration methods, and quality-control processes; (d) data, databases, datasets, training data, test data, telemetry, sensor data, logs, performance data, and analytical outputs, including any models, parameters, weights, or results derived therefrom; (e) trade secrets, Confidential Information, know-how, technical information, processes, methods, techniques, specifications, and operational knowledge, whether or not reduced to writing; (f) copyrights and works of authorship, including documentation, technical manuals, diagrams, specifications, reports, presentations, audiovisual works, and other written or visual materials; (g) trademarks, service marks, trade names, logos, product names, domain names, and associated goodwill; and (h) all derivative works, enhancements, modifications, adaptations, and improvements of any of the foregoing. Intellectual Property includes all rights to use, disclose, reproduce, modify, distribute, commercialize, enforce, and otherwise exploit any of the foregoing in any medium or form, whether now known or later developed.

You agree that all Intellectual Property that relates to the Company’s or any of the Company Affiliates’ actual or anticipated businesses, research and development or existing products (or products under development) or services and which are conceived, developed, reduced to practice, authored, or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your employment with the Company (collectively referred to herein as “Work Product”), is the exclusive property of the Company and/or the Company Affiliates. You hereby assign to Company, or its designee, all of your right, title, and interest in and to all such Work Product, including the right to claim priority to the same. You also acknowledge that any Work Product that is protectable by copyright constitutes “works made for hire” as defined in the United States Copyright Act. For the avoidance of doubt and without limiting the foregoing, (x) the Company or any of the Company Affiliates shall be the sole owner of all right, title and interest in such Work Product, including without limitation all intellectual property rights relating to such Work Product, without you retaining any license or other residual right whatsoever, and (y) any rights to any new or an existing Work Product are automatically conveyed, assigned and transferred to the Company pursuant to this letter agreement. You hereby waive and renounce to all moral rights related, directly or indirectly, to any such existing or new Work Product.

You will take reasonable steps to promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after your employment) to establish and confirm such ownership (including without limitation the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company and the Company Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Such assistance includes providing pertinent information and executing applications, assignments, declarations, and other instruments as reasonably requested. This obligation shall continue after termination of this Agreement. If the Company is unable to secure your signature due to incapacity or other reasons, you hereby irrevocably appoint the Company and its authorized representatives as your agent and attorney-in-fact for the purpose of evidencing, recording, perfecting, enforcing, or defending the Company’s rights in Work Product, coupled with an interest and with full power of substitution, to act for and in your behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing, with the same legal force and effect as if executed by you.

You agree that any Intellectual Property that you conceive, develop, or reduce to practice, either alone or with others, within twelve (12) months following the termination of your employment, that (i) relates to or is competitive with the business, products, services, or research and development activities of the Company or any Company Affiliate, or (ii) is based upon, derived from, or uses the Company’s Proprietary Information or Intellectual Property, shall be deemed Work Product and shall be automatically assigned to the Company. This provision is intended to define ownership of intellectual property and shall not be construed as a non-competition restriction.

You acknowledge that, in the course of your employment with the Company, you will become familiar with the Company’s and the Company Affiliates’ trade secrets and other Confidential Information as well as the Company’s customer information and goodwill, and that your services will be of special, unique, and extraordinary value to the Company and the Company Affiliates. Therefore, you agree that, during your employment and any other period during which you are employed by the Company or any of its Affiliates, whether pursuant to this letter agreement or otherwise, plus an additional twelve (12) months after your separation (the “Restriction Period”) (regardless of the reason for your separation from the Company and whether caused by you or the Company), you will not (x) in the United States or any other country where, as of the time at issue, the Company or any of the Company Affiliates conducts business or (y) anywhere else that, during the then prior two-year period, the Company or any of the Company Affiliates has spent time and resources in connection with expanding its business, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity: engage in, or own, manage, operate, work as an employee for, consult with, provide services or financing to, or join, control or participate in the ownership, management, operation or control of, any business (whether in corporate, proprietorship or partnership form or otherwise) that is engaged in the business of (i) providing products, services, and solutions to the drone industry, or (ii) such other business in which the Company or any Company Affiliates with which you worked was engaged at any time during the then immediately prior two years.

During the Restriction Period, you also will not:

(i) induce or attempt to induce any customer, supplier or other business relation of the Company or any of the Company Affiliates to cease doing business with the Company or any of the Company Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any of the Company Affiliates, on the other hand;

(ii) engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any of the Company Affiliates with which you worked or any person who has been an employee, officer or manager of, or consultant to, the Company or any of the Company Affiliates with which you worked, if he or she has been in such a role at any time within the then immediately prior three months; or

(iii) assist any individual or entity to engage in the conduct referenced in clauses (i) and (ii) immediately above.

Notwithstanding the foregoing, you will not be deemed to be in violation of or to have violated the foregoing covenant by virtue of your interest in those businesses set forth on Schedule 1 hereto (each, a “Permitted Business”), and no actions taken by a Permitted Business in the ordinary course of its respective business shall be imputed to you or otherwise considered a direct or indirect violation of the foregoing covenant. As used herein, the phrase “interest in” will be limited to a passive ownership interest or investment in such Permitted Business or serving as a member of an advisory board of such Permitted Business. Notwithstanding the foregoing, if the board of directors of the Company reasonably determines that your interest in a Permitted Business may (1) adversely affect Company’s ability to qualify for listing on NASDAQ, the New York Stock Exchange or other Self Regulatory Organization, (2) adversely affect Company’s ability to secure Directors and Officers liability insurance on market terms, (3) violate the Clayton Act or other Law applicable to Company, or (4) violate corporate policies of Company (each of the foregoing, a “Conflict”), then you agree that you will promptly terminate your interest in such Permitted Business to the extent necessary to prevent such Conflict.

This offer letter shall be governed by the laws of the State of Virginia, without regard to conflict of law principals.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaking any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions to your activities.

You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss questions with your former employer before removing or copying the documents or information.

The failure of either party to insist upon strict performance of the covenants and conditions contained herein shall not be deemed a waiver of the right of any party to insist upon the strict performance of such covenants or conditions at any other time. Any waiver by either party of any breach or violation of this Agreement shall not operate or be interpreted, therefore, as a waiver of any subsequent breach or violation of this Agreement.

This offer letter contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any terms hereof.

We are excited at the prospect of you joining our team! Please sign below to accept the terms of this offer.

Yours sincerely,

/s/ Andrew Fox

Andrew Fox
Chief Executive Officer
Autonomous Power Corporation

I have read and understand, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representation, express or implied, that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Brett Velicovich
Signed:	/s/ Brett Velicovich
Date:	2/20/2026